Exhibit 99.1

NuPathe Announces Fourth Quarter and Full Year 2012 Financial Results and Operational Highlights

CONSHOHOCKEN, PA — March 26, 2013 — NuPathe Inc. (NASDAQ: PATH) today announced financial results for the quarter and full year ended December 31, 2012, as well as recent operational highlights.

“Our efforts in 2012 culminated in a major milestone for NuPathe with FDA’s approval of ZECUITY, the first and only prescription migraine patch, in January,” said Armando Anido, chief executive officer of NuPathe. “We remain focused on securing commercial partners and preparing for the launch of ZECUITY, which is expected in the fourth quarter of this year.”

Quarterly and Recent Highlights

•                  On January 17, 2013, the U.S. Food & Drug Administration (FDA) approved ZECUITY™ (sumatriptan iontophoretic transdermal system) for the acute treatment of migraine with or without aura in adults.  ZECUITY is a single-use, battery-powered patch that actively delivers sumatriptan, the most prescribed migraine medication, through the skin. As the first and only prescription migraine patch, we believe ZECUITY will be an attractive treatment option for millions of migraine patients, especially those who experience migraine-related nausea (MRN) with their attacks.

•                  In connection with the approval of ZECUITY, four of NuPathe’s patents were listed in the FDA’s Orange Book.  Based on these patents, NuPathe expects product exclusivity for ZECUITY through April 21, 2029.

•                  In November, NuPathe entered into an $8.5 million term loan with Hercules Technology Growth Capital.  Approximately $8.0 million of the loan proceeds were used to pay off the company’s previous term loan facility and the remainder is available for general working capital purposes.

•                  In October, NuPathe completed the sale of $28 million of securities resulting in approximately $26.3 million of net proceeds. The securities were sold as units, each consisting of a fractional share of newly designated Series A preferred stock and a warrant to purchase one share of the Company’s common stock. The purchase price per unit was $2.00.  All shares of the Series A Preferred Stock have converted into shares of common stock, and as of March 26, 2013, there were 29,071,164 common shares outstanding.

Fourth Quarter and Full Year 2012 Financial Results

NuPathe reported a net loss applicable to common shareholders of $19.1 million for the fourth quarter of 2012, compared with a net loss applicable to common shareholders of $5.6 million for the fourth quarter of 2011. For the full year 2012, NuPathe reported a net loss of $37.8 million, compared with a net loss of $23.2 million for the full year 2011.  Both the fourth quarter and full year 2012 periods include a $13.25 million non-cash charge for a deemed dividend related to the preferred stock that we issued in October 2012. Excluding this non-cash charge, the net loss for the fourth quarter and full year 2012 would have been $5.9 million and $24.5 million, respectively.

Research and development expenses were $1.1 million in the fourth quarter of 2012, compared with $3.2 million in the fourth quarter of 2011. The fourth quarter 2012 decrease was largely attributable to reduced spending on clinical and manufacturing related expenses for ZECUITY. The 2011 period included higher expenses in these areas for efforts related to the resubmission of the ZECUITY NDA.  Selling, general and administrative expenses were $2.6 million in the fourth quarter of 2012, compared with $1.9 million for the same period in 2011. The 2012 period increase was primarily attributable to higher non-cash stock compensation expense.  For the full year 2012, research and development expenses and selling, general and administrative expenses were $10.1 million and $10.9 million, respectively, compared to full year 2011 research and development expenses and selling, general and administrative expenses of $12.4 million and $9.4 million, respectively.

Net cash used in operating activities for the twelve months ended December 31, 2012, was $20.6 million, primarily the result of spending for normal operating activities and development and regulatory expenses for the preparation of the resubmission of the ZECUITY NDA. During this period NuPathe also used $0.5 million of cash in investing activities, while financing activities provided $20.6 million in cash, primarily related to the equity offering completed in October and the term loan completed in November, partially offset by early repayment of the company’s previous term loan facility.

As of December 31, 2012, NuPathe had $22.6 million in cash and cash equivalents and working capital of $19.8 million, compared with $23.1 million in cash and cash equivalents and working capital of $11.0 million as of December 31, 2011. Management estimates that the Company’s existing cash and cash equivalents will be sufficient to fund operations and debt service obligations into the fourth quarter of 2013.  The additional capital that the Company will require to launch ZECUITY and to fund operations and debt service obligations beyond that point will depend largely upon the timing, scope, terms and structure of a commercial partnership for ZECUITY. However, there is no assurance that the Company will be able to secure a commercial partner on acceptable terms, and additionally no assurance that additional required capital will be available when needed or on acceptable terms.

Company to Host Conference Call

NuPathe will host a conference call today, March 26, 2013, at 8:30 a.m. EDT to discuss the Company’s financial results for the quarter and year ended December 31, 2012, and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 888-510-1786 (domestic) or +1-719-325-2452 (international), and provide the participant passcode 4967850, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 4967850.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About ZECUITY

ZECUITY™ (sumatriptan iontophoretic transdermal system) is indicated for the acute treatment of migraine with or without aura in adults. ZECUITY is a single-use, battery-powered patch applied to the upper arm or thigh during a migraine. Following application and with a press of a button, ZECUITY initiates transdermal delivery (through the skin), bypassing the gastrointestinal tract. Throughout the four-hour dosing period, the microprocessor within ZECUITY continuously monitors skin resistance and adjusts drug delivery accordingly to ensure delivery of 6.5 mg of sumatriptan, the most prescribed migraine medication in the U.S., with minimal patient-to-patient variability.

Important Safety Information

Patients should not take ZECUITY if they have heart disease, a history of heart disease or stroke, peripheral vascular disease (narrowing of blood vessels to your legs, arms, stomach or kidney), transient ischemic attack (TIA) or problems with blood circulation, uncontrolled blood pressure, migraines that cause temporary paralysis on one side of the body or basilar migraine, Wolff-Parkinson-White syndrome or other disturbances of heart rhythm. Very rarely, certain people, even some without heart disease, have had serious heart-related problems after taking triptans like ZECUITY.

Patients should not use ZECUITY if they have taken other migraine medications such as ergotamine medications or other triptans in the last 24 hours or if they have taken monoamine oxidase-A (MAO-A) inhibitors within the last 2 weeks.

Patients should not use ZECUITY during magnetic resonance imaging (MRI).

Patients should not use ZECUITY if they have an allergy to sumatriptan or components of ZECUITY or if they have had allergic contact dermatitis (ACD) following use of ZECUITY. If patients develop ACD, they should talk to their healthcare provider before using sumatriptan in another form.

ZECUITY, like other triptans, may be associated with a potentially life-threatening condition called serotonin syndrome, mainly when used together with certain types of antidepressants including serotonin reuptake inhibitors (SSRIs) or serotonin norepinephrine reuptake inhibitors (SNRIs).

Patients should tell their healthcare provider before using ZECUITY if they have heart disease or a family history of heart disease, stroke, high cholesterol or diabetes; have gone through menopause; are a smoker; have had epilepsy or seizures or if they are pregnant, nursing or thinking about becoming pregnant.

The most common side effects of ZECUITY are application site pain, tingling, itching, warmth and discomfort. Most patients experience some skin redness after removing ZECUITY. This redness typically goes away in 24 hours.

Please see full Prescribing Information for ZECUITY.

Patients are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.FDA.gov/medwatch or call 1-800-FDA-1088.

Patients and healthcare providers interested in more information on ZECUITY should visit www.zecuity.com.

About Migraine and Migraine-Related Nausea (MRN)

Migraine is a debilitating neurological disease afflicting a large underserved patient population. Migraine is characterized by headache pain accompanied by associated neurological and GI symptoms including nausea, vomiting, photophobia, and phonophobia.(1),(2) In the U.S., 31 million adults, with approximately three times as many women as men,(3) suffer from migraine.(3),(4),(5) Of the 16 million migraine patients who are diagnosed and treated, approximately eight million experience migraine-related nausea (MRN) in at least half of their migraine attacks.(6) These frequent-MRN patients report significantly more migraine symptom burden and experience significantly more interference with work, social and family life.(6) Many migraine patients who experience MRN delay or avoid taking orally administered medications due to nausea or vomiting.(7)

About NuPathe

NuPathe Inc. is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product, ZECUITY (sumatriptan iontophoretic transdermal system), has been approved by the FDA for the acute treatment of migraine with or without aura in adults. ZECUITY is expected to be available by prescription in the fourth quarter of 2013.  In addition to ZECUITY, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is designed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is designed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for ZECUITY and its other product candidates in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website at www.nupathe.com. You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the potential benefits of, and commercial opportunity for, ZECUITY and NuPathe’s other product candidates; partnering plans for ZECUITY and NuPathe’s other product candidates; the timing of the expected launch and availability of ZECUITY; the scope and duration of product exclusivity expected to be afforded by the referenced patents; the sufficiency of the Company’s cash and cash equivalents to fund operation and debt service obligations into the fourth quarter of 2013; and other statements relating to NuPathe’s plans, objectives, expectations and beliefs regarding its future operations, performance, financial condition and other future events. Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially from those indicated herein including, among others:  NuPathe’s ability to obtain sufficient capital to launch ZECUITY and continue as a going concern; NuPathe’s ability to obtain commercial partners for ZECUITY and its other product candidates; risks and uncertainties relating to intellectual property; NuPathe’s reliance on third parties to manufacture ZECUITY; NuPathe’s ability to establish and effectively manage its supply chain; NuPathe’s ability to establish effective marketing and sales capabilities; market acceptance among physicians and patients and the availability of adequate reimbursement from third party payors for ZECUITY; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 under the caption “Risk Factors” and elsewhere in such reports, which are available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan
Vice President, Chief Financial Officer
NuPathe Inc.
(484) 567-0130

MEDIA CONTACTS:

Sage Strategic Marketing

Jennifer Guinan

(610) 410-8111

jennifer@sagestrat.com

References

(1)         ICHD-II. Cephalagia 2004; 24 (Suppl 1).

(2)         Lipton, R. et al. Classification of primary headaches. Neurology. 2004:63:427-435.

(3)         Lipton, R. et al. Prevalence and Burden of Migraine in the United States: Data From the American Migraine Study II. Headache, July/August 2001: p. 646.

(4)         US Census Data. 1999, accessed at http://www.census.gov/prod/2001pubs/p23-205.pdf 01/03/13; and 2010, accessed at http://www.census.gov/2010census/data/.

(5)         NuPathe Analysis.

(6)         Lipton, R. et al. “Frequency and Burden of Headache-Related Nausea: Results from the American Migraine Prevalence and Prevention (AMPP) Study.” Headache 2012:53:93-103. Funded by a research grant from NuPathe Inc.

(7)         Silberstein, S. Migraine symptoms: results of a survey of self-reported migraineurs. Headache 1995;35:387-396.

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Operating expenses:
Research and development	$1,116	$3,202	$10,149	$12,407
Selling, general and administrative	2,552	1,907	10,884	9,416
	3,668	5,109	21,033	21,823
Loss from operations	(3,668)	(5,109)	(21,033)	(21,823)
Interest income	6	13	23	72
Interest expense	(286)	(508)	(1,579)	(1,483)
Change in fair value of warrants	(1,287)	—	(1,287)	—
Loss on debt extinguishment	(799)	—	(799)	—
Loss before tax benefit	(6,034)	(5,604)	(24,675)	(23,234)
Income tax benefit	141	47	141	47
Net loss	(5,893)	(5,557)	(24,534)	(23,187)

Deemed Dividend	(13,250)	—	(13,250)	—
Net loss applicable to common stockholders	$(19,143)	$(5,557)	$(37,784)	$(23,187)
Basic and diluted net loss per common share	$(1.15)	$(0.38)	(2.48)	$(1.58)

Weighted average basic and diluted common shares outstanding	16,608,248	14,732,582	15,210,047	14,630,125

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$22,570	$23,059
Working capital (deficit)	19,847	10,995
Total assets	30,607	30,849
Long-term debt	8,102	5,481
Total stockholders’ equity	3,013	12,971